                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             MOLECULAR BIOSYSTEMS, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                                     [LOGO]

                           MOLECULAR BIOSYSTEMS, INC.
                            10030 Barnes Canyon Road
                          San Diego, California 92121

                                   NOTICE OF
                      1996 ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON AUGUST 20, 1996

Dear Stockholder:

    You are cordially invited to attend the 1996 Annual Meeting of Stockholders of Molecular Biosystems, Inc. (the "Company"), which will be held on August 20, 1996, at 2:00 p.m. PDT at the Sheraton Grande Torrey Pines, 10950 North Torrey Pines Road, La Jolla, CA 92037, for the following purposes:

    1. ELECTION OF DIRECTORS. To elect a Board of Directors to serve for the ensuing year.

    2. AMENDMENT TO CERTIFICATE OF INCORPORATION. To act on a proposal to amend the Certificate of Incorporation of the Company to increase the Company's authorized number of shares of Common Stock from 20,000,000 shares to 40,000,000 shares.

    3. AMENDMENT TO 1993 STOCK OPTION PLAN. To act on a proposal to amend the Company's 1993 Stock Option Plan to increase the maximum number of shares for which the Company is authorized to grant options from 2,500,000 shares to 3,250,000 shares.

    4. RETENTION OF INDEPENDENT PUBLIC ACCOUNTANTS. To ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the ensuing year.

    5. OTHER BUSINESS. To transact any other business that properly comes before the meeting or any adjournment thereof.

    Only stockholders of record at the close of business on June 25, 1996 are entitled to notice of and to vote at the Annual Meeting and any adjournment.

    Your proxy is enclosed. Whether or not you plan to attend the Annual Meeting in person, PLEASE PROMPTLY COMPLETE, SIGN AND RETURN THE ENCLOSED MANAGEMENT PROXY IN THE ENCLOSED RETURN ENVELOPE. If you do attend the Annual Meeting and you have already submitted your proxy, you may still vote personally on each matter brought before the meeting. Thank you.

                                          For the Board of Directors,

                                          /s/ Kenneth J. Widder

                                          Kenneth J.Widder, M.D.
                                          Chairman of the Board

Dated: July 3, 1996
     San Diego, California

                           MOLECULAR BIOSYSTEMS, INC.
                            10030 Barnes Canyon Road
                          San Diego, California  92121


                               PROXY STATEMENT FOR
                       1996 ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON AUGUST 20, 1996



                                     GENERAL

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Molecular Biosystems, Inc. (the "Company") for use at the 1996 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on Tuesday, August 20, 1996 at 2:00 p.m. PDT at the Sheraton Grande Torrey Pines, 10950 North Torrey Pines Road, La Jolla , California 92037, and at all adjournments of the meeting.

     This Proxy Statement, the accompanying notice and proxy are being mailed to stockholders on or about July 20, 1996.

     The Company's 1996 Annual Report, including financial statements for the year ended March 31, 1996, is being mailed to all stockholders concurrently with this Proxy Statement. Stockholders are referred to the 1996 Annual Report for financial and other information about the Company, but the report is not incorporated in this Proxy Statement and is not a part of the proxy soliciting material.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 1996, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS AVAILABLE TO EACH STOCKHOLDER WITHOUT CHARGE ON WRITTEN REQUEST TO GERARD A. WILLS, CHIEF FINANCIAL OFFICER OF THE COMPANY, AT 10030 BARNES CANYON ROAD, SAN DIEGO, CALIFORNIA 92121.

REVOCABILITY OF PROXIES

     A proxy for use in connection with the Annual Meeting is enclosed. Any stockholder who signs and delivers a proxy has the right to revoke it, at any time before it is exercised, by filing a signed revocation with the Secretary of the Company or by filing a duly signed proxy bearing a later date. In addition, the powers of the proxyholders will be revoked if the person signing the proxy is present at the Annual Meeting and elects to vote in person. Subject to these rights of revocation, all shares represented by a properly signed proxy received in time for the Annual Meeting will be voted by the proxyholders in accordance with the instructions on the proxy. IF NO INSTRUCTION IS SPECIFIED WITH REGARD TO A MATTER TO BE ACTED UPON, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

SHARES OUTSTANDING AND VOTING RIGHTS

     There were approximately 17,564,835 shares of the Company's Common Stock outstanding on June 25, 1996, which has been fixed as the record date for the purpose of determining the stockholders entitled to notice of and to vote at the Annual Meeting. Each holder of shares of the Company's Common Stock will be entitled to one vote, in person or by proxy, for each share of Common Stock held of record as of the record date, on any matter submitted to a vote of the stockholders at the Annual Meeting.

          One-half of the outstanding shares of the Company's Common Stock, represented in person or by proxy, will constitute a quorum at the Annual Meeting. Shares with respect to which authority to vote is withheld, abstentions and shares held of record by a broker or its nominee ("broker shares") that are voted on any matter will be included in determining the shares present. Broker shares that are not voted on any matter will not be included in determining the shares present. The election of each director and the approval of any other matter submitted to a vote of the stockholders requires the affirmative vote of a majority of the shares voting, with the exception of Item Two ("Amendment to Certificate of Incorporation to increase authorized number of shares of Common Stock"), which requires the affirmative vote of holders of a majority of the Company's outstanding shares of Common Stock. Shares with respect to which authority is withheld, abstentions and broker shares that are not voted will not be included in determining the number of shares voting on the election of directors or any other matter submitted to a vote of the stockholders.



                                    ITEM ONE

                              ELECTION OF DIRECTORS

          The Company's Board of Directors currently consists of seven members. Seven directors are to be elected at the Annual Meeting, each of whom is to serve until the next Annual Meeting. The seven nominees for election are now serving as directors, and the proxyholders named in the accompanying proxy will vote the shares represented by the proxy FOR the seven nominees unless authority to vote has been withheld on the proxy returned by the stockholder. Directors are elected by a majority of the shares voting.

          There is set forth below for each of the seven nominees for election as a director his principal occupation, age, the year that he became a director of the Company and additional biographical data:


KENNETH J. WIDDER, M.D., 43
Chairman of the Board and Chief Executive Officer, and a Member of the Executive Committee

          Kenneth J. Widder, M.D., one of the Company's founders, has served as a member of the Company's Board of Directors since the Company's formation in April 1980. After receiving his medical degree from Northwestern University Medical School in 1979, he was a resident in pathology at Duke University Medical Center in Durham, North Carolina. Since July 1981, he has been the Company's Chairman of the Board and Chief Executive Officer. Dr. Widder also currently serves on the Board of Directors of Wilshire Technologies, Inc.

BOBBA VENKATADRI, 52
President and Chief Operating Officer

          Bobba Venkatadri has served as the Company's President and Chief Operating Officer since October 1995 and as a director of the Company since November 1995. He served as Executive Vice President of the Pharmaceutical Division of Centocor, Inc., from September 1992 until he joined the Company, and as Vice President - Operations of Centocor's Pharmaceutical Division from March 1992 to September 1992. He was employed by Warner-Lambert Company from 1967 until February 1992, last serving as Senior Director, Pharmaceutical Operations, at its manufacturing facility in Vegabaja, Puerto Rico.

DAVID W. BARRY, M.D., 52
Chairman and Chief Executive Officer
Triangle Pharmaceuticals, Inc.

          David W. Barry, M.D., was elected to the Company's Board of Directors in May 1996. He currently serves as Chairman and Chief Executive Officer of Triangle Pharmaceuticals, Inc. Prior to joining Triangle Pharmaceuticals in 1995, Dr. Barry served for 18 years with Burroughs Wellcome and the Wellcome Foundation in various positions, including Worldwide Group Director, Research, Development & Medical Affairs of the Wellcome Foundation; President of the Wellcome Research Laboratories; and a member of the Board of Directors for the Wellcome Foundation and Wellcome PLC. He previously spent five years with the U.S. Food and Drug Administration in various capacities. Dr. Barry received his medical degree from Yale University School of Medicine.



ROBERT W. BRIGHTFELT, 53
Executive Vice President
Dade International

          Robert W. Brightfelt has served as a director of the Company since October 1987. Mr. Brightfelt received his B.S. and M.S. degrees in mechanical engineering from the University of Nebraska in 1965 and 1967, respectively, and his M.B.A. from the University of Georgia in 1970. He joined E.I. du Pont de Nemours and Company in 1967 and held various management positions in Du Pont's Medical Products Department. Mr. Brightfelt retired from DuPont in May 1996 and currently serves as Executive Vice President and as a member of the Board of Directors for Dade International.

CHARLES C. EDWARDS, M.D., 72

          Charles C. Edwards, M. D., has served as a director of the Company since March 1987. In 1969 he was appointed by President Nixon as Commissioner of the U. S. Food and Drug Administration, and in 1973 he was appointed Assistant Secretary for Health in the U.S. Department of Health, Education and Welfare. In 1991 he assumed to the position of President and Chief Executive Officer of Scripps Institutes of Medicine and Science, from which he retired in July 1993. Dr. Edwards currently serves as a director of Bergen Brunswig Corporation and as a director of Northern Trust of California. In addition, Dr. Edwards serves on the Board of Trustees of IDEC Pharmaceutical Corporation. He received his medical degree from the University of Colorado in 1948, and received his surgical training at the Mayo Clinic in Rochester, Minnesota.


GORDON C. LUCE, 70

          Gordon C. Luce has served as a director of the Company since June 1989. Mr. Luce joined Great American First Savings Bank in San Diego, California in 1969 as its President and Chief Executive Officer and served as its Chairman of the Board from 1979 until his retirement in July 1990. During 1982, he was an Alternate Delegate to the United Nations and has served as member of three Presidential commissions. He is a former Chairman of Scripps Clinic and Research Foundation and is a director of the Scripps Institutes of Medicine and Science, Scripps Health and the Scripps Research Institute. He is also currently serving as a director of two other publicly held companies, PS Group and All American Communications, Inc.

DAVID RUBINFIEN, 74

          David Rubinfien has served as a director of the Company since December 1985. He served as President and Chief Executive Officer of Systemix, Inc. from January 1989 until January 1991, and from 1985 to 1988 he was Chairman and Chief Executive Officer of Microgenics Corporation in Concord, California. From 1973 to 1984, he served in several key positions at Syntex Corporation in Palo Alto, California. Mr. Rubinfien also currently serves as a director of three other publicly held companies: ChemTrak, Inc., Biocircuits Corporation and Matritech, Inc.


COMMITTEES OF THE BOARD OF DIRECTORS

          The Company's Board of Directors has standing Executive, Audit, Compensation and Officer Options Committees. It does not have a standing nominating committee.

          The Executive Committee, composed of Dr. Widder and Mr. Venkatadri, generally possesses the same powers as the full Board of Directors to manage the affairs of the Company, but may not amend the Company's certificate of incorporation or by-laws or make recommendations to the stockholders with respect to the merger, consolidation or dissolution of the Company or the sale of all or substantially all of the Company's assets.

          The Audit Committee, composed of Messrs. Brightfelt, Luce and Rubinfien, reviews the scope and results of the independent public accountants' engagement, the Company's internal accounting controls and other pertinent auditing and internal control matters.

          The Compensation Committee, composed of Messrs. Brightfelt and Rubinfien and Dr. Edwards, reviews and recommends to the Board of Directors the compensation levels of the Company's executive officers. In addition, the Compensation Committee reviews the procedures involved in setting management compensation and employee benefits.

          The Officer Options Committee, composed of the members of the Compensation Committee, administers the Company's stock option plans as they relate to the executive officers of the Company.



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          There are no Compensation Committee interlocks, and there is no insider participation requiring disclosure.


MEETINGS

          During the fiscal year ended March 31, 1996, the Board of Directors held six meetings. The Executive Committee met formally fourteen times during the year and met informally on a number of additional occasions. The Audit Committee met once during the year and the Compensation and Officer Options Committees each met twice during the year. Dr. Widder and Messrs. Brightfelt, Luce and Rubinfien each attended all six meetings of the Board; Dr. Edwards attended three meetings and Mr. Venkatadri attended the one meeting held following his election as a director. All of the respective members of the Executive, Audit, Compensation and Officer Options Committees attended each of the meetings of those committees during the year.

DIRECTORS' COMPENSATION

          Directors receive $1,000 for each meeting of the Board that they attend for their services as directors, and are also reimbursed for their expenses in attending meetings of the Board. Under the Company's 1993 Outside Directors Stock Option Plan, each director who is not an officer and who is not serving as a director pursuant to a contractual arrangement between his employer and the Company (an "outside director") is also granted an option for 5,000 shares of the Company's Common Stock at its closing price on the New York Stock Exchange on the last business day in March of each year.

                                 STOCK OWNERSHIP

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

          The following table sets forth certain information regarding the beneficial ownership of each person (other than directors and executive officers of the Company) known to the Company to own more than 5% of the Company's outstanding Common Stock as of June 25, 1996:

                                            Shares of         Percent of
 Name and Address of                       Common Stock      Outstanding
  Beneficial Owner                      Beneficially Owned   Common Stock
 -------------------                    ------------------   ------------
Mallinckrodt Group, Inc.                    1,300,579         7.40%
   675 McDonnell Blvd.
   St. Louis, MO 63134

State of Wisconsin Investment Board         1,196,450         6.81%
   P.O. Box 7842
   Madison, WI 53707

STOCK OWNERSHIP OF DIRECTORS AND OFFICERS

          The following table sets forth certain information regarding the shares of the Company's Common Stock beneficially owned as of June 25, 1996 by
(i) each director and nominee for director, (ii) each executive officer and former executive officer named in the Summary Compensation Table on page 6 and
(iii) all of the directors and executive officers of the Company as a group:

                                         Shares  of             Percent of
                                        Common Stock           Outstanding
       Name                       Beneficially Owned (1)(2)  Common Stock (3)
       ----                       -------------------------  ----------------
Kenneth J. Widder, M.D.               579,902                     3.28%
Bobba Venkatadri                       76,000
Robert W. Brightfelt                   20,000                       *
Charles C. Edwards, M.D.               21,000                       *
Gordon C. Luce                         21,500                       *
David Rubinfien                        30,000                       *
James L. Barnhart, Ph.D.               64,921                       *
Steven Lawson                          97,950                       *
Gerard A. Wills                        23,078                       *
Richard M. Stern                       46,100                       *
All directors and executive
  officers as a
  group (12 persons)                 1,034,578                    5.72%
_______________________________

 *   Represents less than 1% of the Company's outstanding Common Stock.

(1) Each person named, with the exception of Dr. Barnhart, has voting and investment power over the shares listed, and these powers are exercised solely by the person named or shared with a spouse. Dr. Barnhart's shares include 619 shares held in his wife's IRA, of which he disclaims beneficial ownership.

(2) The shares listed for each person named or the group include shares of the Company's Common Stock subject to stock options exercisable on or within 60 days after June 25, 1996. These shares are as follows: Dr. Widder, 118,750 shares; Mr. Venkatadri, 75,000 shares; Mr. Brightfelt, 20,000 shares; Dr. Edwards, 20,000 shares; Mr. Luce, 20,000 shares; Mr. Rubinfien, 20,000 shares; Dr. Barnhart, 49,000 shares; Mr. Lawson, 95,000 shares; Mr. Wills, 21,250 shares; Mr. Stern, 46,000 shares; and the group of all directors and executive officers, 537,000 shares.

(3) The percentage for each person named or the group has been determined by including in the number of shares of the Company's outstanding Common Stock the number of shares subject to stock options exercisable by that person or group on or within 60 days after June 25, 1996.

                             EXECUTIVE COMPENSATION


SUMMARY COMPENSATION TABLE

          The following table sets forth the compensation paid by the Company during the fiscal years ended March 31, 1996, 1995 and 1994 to (i) the Chief Executive Officer and (ii) each of the other four most highly compensated executive officers of the Company during the fiscal year ended March 31, 1996 (the "named executive officers"):


                                                                                      Long-Term
                                                Annual Compensation                  Compensation
                                         ---------------------------------------     ------------
                                                                       Other
                                Year                                   Annual         Securities        All
Name and Principal              Ended                                 Compen-         Underlying       Other
Position                      March 31,  Salary ($)    Bonus ($)      sation ($)      Options (#) Compensation ($)
- ------------------            ---------  ----------    ---------      ----------     ------------ ----------------
Kenneth J. Widder, M.D.          1996     $240,905    $    -          $    -             50,000    $     -
 Chairman of the Board,          1995     $239,846    $590,000(1)     $    -             60,000    $634,632(1)
 Chief Executive Officer,        1994     $ 225,57    $    -          $    -             70,000    $     -
 and Member of the
 Executive Committee

Bobba Venkatadri (2)             1996     $125,640    $    -          $34,106(3)        335,000    $     -
 President, Chief
 Operating Officer
 and Member of the
 Executive Committee

James L. Barnhart, Ph.D.         1996     $130,572    $ 26,000(4)     $    -              5,000          -
 Vice President - Research       1995     $119,127    $ 24,960(1)     $    -             58,000    $     -
 and Development and Chief       1994     $101,019    $    -          $    -             30,000    $     -
 Operating Officer

Steven Lawson                    1996     $130,070    $ 25,900(4)     $    -                 -     $     -
 Vice President - Legal          1995     $129,415    $ 18,648(1)     $    -             20,000    $     -
 Affairs and General Counsel     1994     $121,615    $    -          $    -             40,000    $     -

Gerard A. Wills                  1996     $120,440    $ 30,000(4)     $    -             20,000    $     -
 Vice President - Finance and    1995     $100,693    $ 11,520(1)     $    -             27,500    $     -
 Chief Financial Officer         1994     $ 94,309    $    -          $    -             10,000    $     -

Richard M. Stern                 1996     $119,562    $ 17,100(4)     $    -                 -     $ 23,399(5)
 Former Vice President -         1995     $113,939    $ 18,240(1)     $    -              5,000    $     -
 Marketing                       1994     $107,885    $    -          $    -             26,000    $     -

(1) In January 1995, following and attributable to receipt by the Company of FDA approval to market ALBUNEX-Registered Trademark-, the Company received a bonus payment of $3.1 million from Mallinckrodt Medical, Inc. ("Mallinckrodt") for distribution to "key employees" pursuant to the Distribution Agreement dated December 7, 1988 between the Company and Mallinckrodt. Dr. Widder received a cash bonus of $590,000 and loan forgiveness of $634,632; Dr. Barnhart and Messrs. Lawson, Wills and Stern received cash bonuses of $24,960, $18,648, $11,520 and $18,240, respectively.

(2) Mr. Venkatadri became an employee and officer of the Company on October 30, 1995.

(3)  Represents relocation expense payments made.

(4)  Paid in respect of performance for the fiscal year ended March 31, 1995.

(5) Represents portion of a loan from the Company forgiven pursuant to Mr. Stern's termination of employment with the Company in December 1995.

OPTION GRANTS IN LAST FISCAL YEAR

          The Company granted stock options under the Company's 1993 Stock Option Plan in February 1996, in respect of performance during the fiscal year ended March 31, 1996. The following table sets forth each grant of stock options made during the fiscal year ended March 31, 1996 to each of the named executive officers:


                                                  Individual Grants (1) (2)
                             -------------------------------------------------------------------
                                                                                                     Potential Realizable Value
                                                                                                     at Assumed Annual
                             Number of       % of Total            Exercise                          Rates of Stock Price
                             Securities      Options Granted       Price                            Appreciation for Option Term
                             Underlying      to Employees          Per                Expiration    ------------------------------
Name                         Options (#)     in Fiscal Year        Share              Date              5% ($)            10% ($)
- ----                         -----------     ---------------       --------           ----------    ----------          ----------
Kenneth J. Widder, M.D.       50,000 (1)             6.9%            $7.000            1/31/06      $  220,113          $  557,810

Bobba Venkatadri              35,000 (1)             4.8%            $7.000            1/31/06      $  154,079          $  390,467
                             300,000 (2)            41.5%             7.000            11/1/05      $1,320,679          $3,346,859

James L. Barnhart, Ph.D.       5,000 (1)             0.7%            $7.000            1/31/06      $   22,011          $   55,781

Gerard A. Wills               20,000 (1)             2.8%            $7.000            1/31/06      $   88,045             223,124

Richard M. Stern              10,000 (3)             1.4%            $7.250            12/1/05      $   45,595          $  115,546

(1) These options were granted on February 29, 1996 under the Company's 1993 Stock Option Plan in respect of performance for the fiscal year ended March 31, 1996. The options granted to Dr. Widder and Messrs. Venkatadri and Wills vest in four equal installments beginning on the first anniversary of the date of grant; the option granted to Mr. Barnhart vests in annual installments of 1,250, 1,500 and 2,250 shares, respectively, on the first three anniversaries of the date of grant. Each option holder has the right to pay the exercise price by delivering shares of Common Stock that the holder previously acquired, and to have the Company withhold, from shares otherwise issuable upon the exercise of the option, sufficient shares to satisfy the Company's withholding liability in connection with the exercise. Each option generally may be exercised only when vested and while the holder is an employee of the Company or within 90 days following the termination of his employment. In the discretion of the Compensation Committee, which administers the 1993 Stock Option Plan as it relates to the Company's executive officers, this 90-day period may be extended in the case of nonstatutory stock options to any date ending on or before the applicable expiration date of the option. No option may be transferred except by will or applicable intestacy laws.

(2) These options were granted on November 2, 1995 under the Company's 1993 Stock Option Plan in connection with Mr. Venkatadri's employment agreement dated November 1, 1995. The option granted vested immediately in respect of 75,000 shares and vests in respect of the remaining 225,000 shares in four equal installments beginning on October 2, 1996. All other terms of the options are similar to those described in note (1) above.

(3) This option was granted on December 1, 1995 pursuant to Mr. Stern's termination of employment with the Company. The option vested in respect of all 10,000 shares immediately upon grant. All other terms of the option are similar to those described in note (1) above.

(4) The dollar amounts presented in these columns are the result of calculations at the 5% and 10% annual rates of stock appreciation prescribed by the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the Company's stock price. No gain to the optionees is possible without an increase in the price of the Company's stock, which will benefit all stockholders commensurately. For options granted on February 1, 1996 (see note (1)) and November 2, 1995 (see note (2)), assuming 5% and 10% compounded annual appreciation of the stock price over the term of the options, the price of a share of Common Stock would be $11.40 and $18.16, respectively, on January 31, 2006 and November 1, 2005. For options granted on December 1, 1995 (see note (3)), assuming 5% and 10% compounded annual appreciation of the stock price over the term of the options, the price of a share of Common Stock would, be $11.81 and $18.80, respectively, on November 30, 2005. The share price of the Company's Common Stock on March 29, 1996 was $8.62.


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     None of the named executive officers exercised stock options during the fiscal year ended March 31, 1996. The following table sets forth, for each of the named executive officers, the fiscal year-end number and value of unexercised options:


                            Number of Securities            Value of Unexercised
                           Underlying Unexercised               In-the-Money
                           Options at 3/31/96 (#)        Options at 3/31/96($)(1)
                         ---------------------------    ---------------------------
Name                     Exercisable   Unexercisable    Exercisable   Unexercisable
- ----                     -----------   -------------    -----------   -------------
Kenneth J. Widder, M.D.     102,500        127,500        $20,625       $161,875

Bobba Venkatadri             75,000        260,000        150,000        520,000

James L. Barnhart, Ph.D.     42,000         66,000         17,188        61,5632

Steven Lawson                52,500         42,500          6,875         20,625

Gerard A. Wills              19,375         48,125          6,875         60,625

Richard M. Stern             46,000              -         24,375             -

(1) Based on the $8.62 per share closing price of the Company's Common Stock on March 29, 1996.
______________


     On May 11, 1995, the Board of Directors voted to offer the Company's non-executive employees the opportunity to reprice certain stock options to the closing price on May 31, 1995. The Board approved this repricing because it believes retaining key employees is in the best interests of the stockholders of the Company. Officers and directors of the Company were not eligible for the repricing.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

          The Company has employment contracts with all of its executive officers. Under these contracts and as of April 1, 1995, Dr. Widder is paid an annual salary of $240,000; Mr. Venkatadri is paid an annual salary of $285,000; Dr. Barnhart is paid an annual salary of $130,000; Mr. Lawson is paid an annual salary of $129,500; and Mr. Wills is paid an annual salary of $139,000. The Company's employment contracts with its executive officers except Dr. Widder are of indefinite duration, subject, however, to termination in certain events. Mr. Lawson resigned as an employee effective May 31, 1996.

          In May 1995, the Company entered into a new employment agreement with Dr. Widder, replacing his prior agreement. Dr. Widder's new employment agreement is for a six-year term, with an automatic renewal for successive one-year terms. The agreement is divided into two periods, the "CEO period," which runs from the start of the agreement until the earlier of March 31, 1998, or the appointment of a new chief executive officer of the Company by its Board of Directors, and the "advisor period," which beings immediately following the CEO period and continues through March 31, 2001. Dr. Widder's employment agreement may be terminated by the Company or Dr. Widder at any time prior to its expiration. If the agreement is terminated by the Company at any time, or if the agreement is terminated by Dr. Widder during the CEO period following a change in control or at any time during the advisor period, Dr. Widder will be entitled to a termination payment equal to three times the greater of $240,000 or his salary at the time of the agreement's termination. If Dr. Widder terminates his employment agreement during the CEO period prior to a change in control, Dr. Widder will not be entitled to a termination payment. Dr. Widder's entitlement to a termination payment is subject to forfeiture if he engages in competition with the Company. Under the employment agreement, Dr. Widder's stock options become immediately exercisable (i) upon the expiration of the CEO period or (ii) if the Company terminates the agreement during the CEO period or if Dr. Widder terminates the agreement during the CEO period following a change in control.

          In November 1995, the Company entered into an agreement with Mr. Venkatadri. Mr. Venkatadri's employment agreement may be terminated by the Company or Mr. Venkatadri at any time for any reason, with or without cause. If, and only if, the Company terminates Mr. Venkatadri without cause, Mr. Venkatadri will be entitled to 12 months severance pay and an additional 12 months pay at the same rate if Mr. Venkatadri has not accepted new employment in the meanwhile. If Mr. Venkatadri's employment is terminated without cause within one year following a change in control, Mr. Venkatadri will be entitled to two years severance pay. If Mr. Venkatadri terminates his employment with the Company, he is not entitled to any severance payments.

          Under the Company's respective employment contracts with Dr. Barnhart and Messrs. Venkatadri, and Wills, the Company is required to give one year's notice in the event that it elects to terminate the contract unilaterally following a change in control of the Company. In such an event, the Company's failure to do so entitles the terminated employee to the payment of one year's salary.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


     The compensation of the Company's executive officers is determined generally by the Compensation Committee of the Company's Board of Directors. The three members of the Compensation Committee, Messrs. Brightfelt and Rubinfien and Dr. Edwards, are outside directors of the Company.

     Decisions of the Compensation Committee relating to executive officers' base salaries, cash bonuses and stock awards are reviewed by the full Board; decisions of the Compensation Committee relating to executive officers' stock options are not subject to the Board's review.

EXECUTIVE COMPENSATION POLICIES

     The Company's executive compensation policies seek to coordinate compensation with the Company's product development goals, performance objectives and business strategy. These policies are intended to attract, motivate and retain executive officers whose contributions are critical to the Company's long-term success and to reward executive officers for attaining individual and corporate objectives which enhance stockholder value.

     The Company's compensation program for its executive officers consists of cash compensation and long-term compensation. Cash compensation is paid in the form of a base salary and a discretionary cash bonus, and long-term compensation is paid in the form of stock options and stock awards. Bonuses are intended to provide executive officers with an opportunity to earn additional cash compensation through individual and Company performance. Stock options are intended to focus executive officers on managing the Company from the perspective of an owner with an equity interest and to align their long-term compensation with the benefits realized by the Company's stockholders. Similarly, stock awards, in the form of unregistered shares of the Company's Common Stock, are intended to provide executive officers with additional compensation which, because the stock cannot be sold immediately in the public market, provide an incentive to manage the Company with a view to long-term stock appreciation.

     LIMITS FOR DEDUCTIBLE COMPENSATION. Section 162(m) of the Internal Revenue Code generally precludes a publicly traded corporation from taking a deduction for federal income tax purposes for compensation paid to its chief executive officer and four other highest paid executive officers to the extent that the compensation paid exceeds $1 million per person. The Company attempts to implement its compensation policies in a manner that will maximize the deductibility of the compensation paid by the Company.

     SALARIES. The Compensation Committee determines the salaries of executive officers on the basis of (i) the individual officer's scope of responsibilities and level of experience, (ii) the rate of inflation, (iii) the range of the Company's merit increases for its employees generally and (iv) the salaries paid to comparable officers in comparable companies. The Compensation Committee has not commissioned a formal survey of executive officer compensation at comparable companies, but has relied on published salary surveys for general indications of salary trends and informal surveys by the Company of other biomedical and biotechnology companies of roughly similar size.

     In assessing the executive officers' performance for fiscal year 1996 (ended March 31, 1996), the Compensation Committee considered in particular
(i) the Company's successful expansion of the geographical scope and duration of the distribution agreement with Mallinckrodt Medical, Inc., (ii) the Company's progress in the development of its second-generation ultrasound contrast imaging agent, FS069, (iii) the Company's successful staffing of the position of President and Chief Operating Officer following the resignation in May 1995 of the late Vincent A. Frank and (iv) the decline in product revenues from fiscal year 1995 to fiscal year 1996. Applying the general criteria for salary raises to individual executive officers in light of these factors, Dr. Barnhart received a raise of $5,200, or 4.0%, Mr. Lawson received a raise of $7,770, or 6.0%, and Mr. Wills received a raise of $19,200, or 16.0%, for fiscal year 1997 (beginning April 1, 1996). In view of the magnitude of the cash bonus paid to Dr. Widder during fiscal year 1995 and the fact that Mr. Venkatadri only started at the Company in October 1995, Dr. Widder and Mr. Venkatadri did not receive salary increases.

     CASH BONUSES, STOCK OPTIONS AND STOCK AWARDS. Cash bonuses, stock option grants and stock awards to executive officers are based on a number of criteria. These criteria consist of (i) the individual officer's performance, initiative and contribution to the Company's success and criteria relating to the Company's overall success: (ii) the Company's progress in commercializing its products and, in particular, FS069; (iii) the Company's financial performance, as measured by its earnings per share and the market price of the Company's Common Stock; (iv) the Company's success in adding products to its product development portfolio; (v) the Company's progress in developing its organizational infrastructure; and (vi) the Company's success in achieving its other performance objectives. In general, criterion (i) is assigned a weight of approximately 20%, criterion (ii) is assigned a weight of approximately 40% and criteria (iii), (iv), (v) and (vi) are each assigned weights of approximately 10%.

     The Compensation Committee determined to provide long-term compensation to the Company's executive officers for fiscal year 1996 to reward them for their current efforts while maintaining incentives for achieving long-term stock appreciation. For the first time, the Compensation Committee decided to make outright stock awards as well as grants of stock options. The stock awards to executive officers are taxable immediately to them at the fair market value of the stock awarded, but the unregistered shares of the Company's Common Stock that they received generally cannot be sold in the public market for at least two years. The Compensation Committee recommended, and the Board of Directors approved, awards to Dr. Widder, Mr. Wills and Dr. Barnhart of 6,000, 3,000 and 1,000 shares, respectively. Net of shares withheld in satisfaction of withholding requirements, Dr. Widder, Mr. Wills and Dr. Barnhart received 4,220, 1,828 and 822 shares, respectively, in April 1996. In addition, the Compensation Committee awarded stock options to Dr. Widder, Mr. Venkatadri, Mr. Wills and Dr. Barnhart for 50,000, 35,000, 20,000 and 5,000 shares, respectively. The stock option awarded to Dr. Widder was for 10,000 fewer shares than the stock option that he was awarded for fiscal year 1995; the stock option awarded to Mr. Wills was for the same number of shares as the stock option that he was awarded for fiscal year 1995; and the stock option awarded to Dr. Barnhart was for 45,000 fewer shares than the stock option that he was awarded for fiscal year 1995.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     The Compensation Committee determines the compensation of the Company's Chairman and Chief Executive Officer, Kenneth J. Widder, M.D., on the basis of the criteria applicable to the Company's executive officers generally.

     As noted, the Compensation Committee recommended, and the Board of Directors approved, continuing Dr. Widder's salary of $240,000 for fiscal year 1997 (beginning April 1, 1996). The decision to continue Dr. Widder's salary at its current level was determined largely on the basis of the rate of inflation and the salaries of chief executive officers of comparable companies.

     For fiscal year 1996, Dr. Widder received a stock award of 6,000 shares and a stock option for 50,000 (which, as noted, was for 10,000 fewer shares than the stock option that he was awarded for fiscal year 1995). The factors most influencing these awards were Dr. Widder's significant role in negotiating the expansion of the geographical scope and duration of the Company's distribution agreement with Mallinckrodt Medical, Inc. and the Company's progress in developing and commercializing the Company's second-generation ultrasound contrast imaging agent, FS069.

                                             Compensation Committee

                                             Robert W. Brightfelt
                                             Charles C. Edwards, M.D.
                                             David Rubinfien

                             STOCK PERFORMANCE GRAPH

     The graph set forth below compares cumulative total stockholder return on the Company's Common Stock for the five years ended March 31, 1996, with the cumulative total return over the same period of companies on the Standard & Poor's Smallcap 600 Stock Total Return Index, and the NASDAQ Pharmaceutical Index. The NASDAQ Pharmaceutical Index represents all companies trading on NASDAQ under the Standard Industrial Classification (SIC) Code for pharmaceuticals, including biotechnology companies. The graph assumes that $100 was invested on April 1, 1990 in the Company and each of the two indices and that all dividends were reinvested. It should be noted that the Company has not paid dividends on its Common Stock, and no dividends are included in the representation of the Company's performance. The cumulative total shareholder return on the Company's Common Stock shown on the graph below is not necessarily indicative of future performance.


RESEARCH DATA GROUP                                  TOTAL RETURN - DATA SUMMARY

                                       MB

                                             Cumulative Total Return
                                    ---------------------------------------
                                    3/91   3/92   3/93   3/94   3/95   3/96

MOLECULAR BIOSYSTEMS INC     MB      100    113     78     73     35     37

S & P SMALL CAP 600          1600    100    125    147    159    168    220

NASDAQ PHARMECEUTICAL        INAP    100    138     95     96     96    169

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During the fiscal years ended March 31, 1993 and 1994, the Company extended loans to certain officers to enable them to exercise stock options that were due to lapse and/or to enable them to pay the income taxes attributable to those option exercises. Each loan is or was evidenced by a note to the Company and is or was secured by the stock purchased. During the fiscal year ended March 31, 1996, three of these loans remained outstanding. The Company has extended the due dates of the two unpaid loans to January 31, 1998.

                                                                                    Highest Balance
                                                                                      Outstanding                      # of
                                                                                    During the Year     Interest      Shares
Name and Title                         Date of Loan      Due Date      Loan Amount   Ended 3/31/96        Rate       Purchased
- --------------                         ------------      --------      -----------  ---------------     --------     ---------
James L. Barnhart                         12/31/93       01/31/98        213,482        242,293             6%         14,000
 Vice President - Research
 and Development

Richard M. Stern (1)                      12/31/93       01/31/96        218,766        243,903             6%         15,000
 Former Vice President -
 Marketing

John Young                                12/31/93       01/31/98        112,944        128,187             6%          7,500
 Former Vice President - Operations

_______________________________________________

(1) In connection with Mr. Stern's termination of employment in December 1995, he surrendered the 15,000 shares of Common Stock securing his loan and the Company forgave the $23,399 balance of his loan.

                                    ITEM TWO

                    AMENDMENT TO CERTIFICATE OF INCORPORATION
             TO INCREASE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK

     The Board of Directors has unanimously approved, and recommends that stockholders adopt, an amendment to Article 4a of the Company's Certificate of Incorporation, as amended, to increase the authorized number of shares of Common Stock from 20,000,000 shares to 40,000,000 shares. If the proposed amendment is adopted, Article 4a will be amended to read as follows:

          The Corporation shall have authority to issue a total of 40,000,000 shares of Common Stock, par value $.01 per share.

     The Company is currently authorized to issue 20,000,000 shares of Common Stock, of which 17,564,835 shares were issued and outstanding as of June 25, 1996. In addition, as of June 25, 1996, the Company had reserved for issuance
(i) 1,640,385 shares issuable upon the exercise of options granted or to be granted under the Company's 1993 Stock Option Plan, (ii) 100,000 shares issuable upon the exercise of options granted or to be granted under the Company's 1993 Outside Directors Stock Option Plan, (iii) 548,600 shares issuable upon the exercise of options granted under the Company's 1984 Incentive Stock Option Plan, 1984 Nonstatutory Stock Option Plan and Pre-1984 Nonstatutory Stock and (iv) 14,524 shares issuable upon the exercise of a warrant which has since expired. There were also 18,970 shares held in the Company's treasury. Accordingly, there were only 112,686 shares of Common Stock available for issuance.

     The additional shares of Common Stock which the proposed amendment would authorize will have, if and when issued, the same rights and privileges as the shares of Common Stock currently outstanding. Holders of the Company's Common Stock do not have any pre-emptive or subscription rights to purchase any new or additional shares of Common Stock that the Company may issue.

     The Board of Directors believes that the proposed increase in the number of authorized shares of Common Stock is in the best interests of the Company and its stockholders. The purpose of increasing the number of authorized shares is to enable the Company to have shares available for issuance for such corporate purposes as the Company's Board of Directors, in its discretion, may determine, including (but not limited to), future equity financings, business acquisitions, increases in the number of shares authorized to be issued under existing stock option plans and the adoption of new stock option plans. Except for (i) the restoration of 850,000 shares to the maximum number of shares authorized to be issued under the Company's 1993 Stock Option Plan, as described in the next paragraph, and (ii) a proposed increase of 750,000 shares in the maximum number of shares authorized to be issued under the Plan, as described in Item 3 ("Amendment to 1993 Stock Option Plan To Increase Maximum Number of Shares for Which Options May Be Granted"), the Company has no present plans, commitments or agreements regarding the issuance of any of the additional shares of Common Stock to be authorized.

     In order to facilitate the Company's public offering in May 1996 of 4,140,00 shares of Common Stock, the Company's Board of Directors reduced to 1,650,000 shares from 2,500,000 shares the maximum number of shares for which options could be granted under the Company's 1993 Stock Option Plan. If the proposed amendment to the Company's Certificate of Incorporation is approved by the Company's stockholders, the Board of Directors will restore these 850,000 shares to the Plan so that the maximum number of shares for which options can be granted under the Plan is again 2,500,000 shares as approved by the Company's stockholders in August 1993.

     Under the Delaware General Corporation Law, a board of directors generally may issue authorized but unissued shares of common stock without stockholder approval. Having a substantial number of authorized but unissued shares of Common Stock not reserved for specific purposes will allow the Company to take prompt action in respect of corporate opportunities that develop without the delay and expense of convening a special meeting of the Company's stockholders. Depending upon the circumstances, the issuance of additional shares of Common Stock may reduce stockholders' equity per share and may reduce the percentage ownership of existing stockholders. The Company's Board of Directors does not currently intend to seek stockholder approval prior to any issuance of additional shares of Common Stock unless required by law or the rules of the New York Stock Exchange or any other stock exchange on which the Common Stock may be listed in the future.

     Approval of the proposed amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 20,000,000 shares to 40,000,000 shares requires the affirmative vote of holders of a majority of the Company's outstanding shares of Common Stock.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADOPTION OF THE PROPOSED AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 20,000,000 SHARES TO 40,000,000 SHARES. The persons named in the accompanying form of proxy will vote for approval of the proposed amendment unless a different choice is indicated.

                                   ITEM THREE

                 AMENDMENT TO 1993 STOCK OPTION PLAN TO INCREASE
            MAXIMUM NUMBER OF SHARES FOR WHICH OPTIONS MAY BE GRANTED

     Subject to approval by the Company's stockholders, the Company's Board of Directors has amended the Company's 1993 Stock Option Plan (the "Plan") to increase the maximum number of shares of Common Stock for which options may be granted under the Plan from 2,500,000 shares to 3,250,000 shares. The Plan was adopted by the Board of Directors in May 1993 and approved by the Company's stockholders in August 1993.

     If approved by the Company's stockholders, as the Board of Directors recommends, the first sentence of Paragraph 3.2 of the Plan ("Maximum Number of Options") will be amended to read as follows:

               The maximum number of shares of Common Stock for which Options may be granted is 3,250,000 (subject to adjustment as provided in Paragraph 8.1).

     As of March 31, 1996, there were outstanding options under the Plan for 1,477,205 shares, and 1,022,795 shares were available for the grant of future options. The Board of Directors subsequently reduced the number of shares available for the grant of future options by 850,000 shares in order to facilitate the Company's public offering in May 1996 of 4,140,00 shares of Common Stock. If the proposed amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 20,000,000 shares to 40,000,000 shares is approved by the Company's stockholders, the Board of Directors will restore these 850,000 shares to the Plan. SEE Item Two ("Amendment to Certificate of Incorporation To Increase Authorized Number of Shares of Common Stock").

     The Board of Directors believes that an increase in the maximum number of shares of Common Stock for which options may be granted under the Plan from 2,500,000 shares to 3,250,000 shares will enhance the Company's ability to attract and retain qualified employees by rewarding them for their efforts and motivating them to work for long-term appreciation in the value of the Company's Common Stock.

     Approval of the amendment to the Plan to increase the maximum number of shares of Common Stock for which options may be granted under the Plan from 2,500,000 shares to 3,250,000 shares requires the affirmative vote of holders of a majority of the Company's outstanding shares of Common Stock voting on the matter.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE COMPANY'S 1993 STOCK OPTION PLAN TO INCREASE THE MAXIMUM NUMBER OF SHARES OF COMMON STOCK FOR WHICH OPTIONS MAY BE GRANTED UNDER THE PLAN FROM 2,500,000 SHARES TO 3,250,000 SHARES. The persons named in the accompanying form of proxy will vote for approval of the proposed amendment unless a different choice is indicated.

     The following summary describes the principal terms of the Plan.

     NUMBER OF SHARES. If the proposed amendment is approved by the Company's stockholders, the Plan will authorize options to be granted for a maximum of 3,250,000 shares of the Company's Common Stock.

     If an option expires unexercised or is surrendered prior to the expiration of the Plan, the shares of Common Stock subject to the option once again become available for option grants under the Plan. The number and class of shares available under the Plan may be adjusted by the Board of Directors to prevent dilution (or an enlargement of rights) in the event of various changes in the Company's capitalization.

     TERM. The Plan has a 10-year term which began on April 1, 1993. No option may be granted under the Plan after March 31, 2003.

     TYPES OF OPTIONS. The Plan permits two types of options to be granted: (i) incentive stock options intended to satisfy the requirements of Section 422 of the Internal Revenue Code ("ISOs") and (ii) nonstatutory stock options ("NSOs"). A "nonstatutory" stock option is the generic description of a stock option that does not qualify for special treatment under the Internal Revenue Code.

     ELIGIBILITY. ISOs may be granted to an employee of the Company or of any subsidiary of the Company. NSOs may be granted to (i) any employee of the Company or a subsidiary, (ii) any officer of the Company who is not an employee,
(iii) any consultant or advisor to the Company or (iv) any other person or entity designated by the Board of Directors. No option under the Plan may be granted to a director who is not an employee of the Company or a subsidiary. Options to outside directors are only granted under the Company's 1993 Outside Directors Stock Option Plan.

     As of June 25, 1996, there were 138 employees eligible to be granted options under the Plan and one officer who was not an employee eligible to be granted NSOs under the Plan.

     ADMINISTRATION. The Plan has a bifurcated administrative structure. In respect of all eligible persons other than officers of the Company, the Plan is administered by the Company's Board of Directors. The Board of Directors may delegate its authority to administer the Plan to its Executive Committee or to another committee of the Board consisting of at least two directors.

     In respect of officers of the Company, the Plan is administered by the Officer Options Committee. The Officer Options Committee consists of: (i) the Compensation Committee of the Board of Directors, if all of the members of the Compensation Committee are disinterested persons; or (ii) those members of the Compensation Committee who are disinterested persons, if there are at least two such members; or (iii) a committee appointed by the Board consisting of at least two directors who are disinterested persons. A "disinterested person" is a director who, during the one-year period prior to serving as a member of the Officer Options Committee and while serving as a member, is not granted an option under the Plan or any other stock option plan of the Company except as permitted by the rules of the U.S. Securities and Exchange Commission (which permit "disinterested" directors to be granted options under the Company's 1993 Outside Directors Stock Option Plan).

     For convenience, the term "Plan Committee" is used in the balance of this summary of the Plan to refer both to (i) the Company's Board of Directors (or the committee to which the Board has delegated its authority) in the context of the Plan's administration in respect of all eligible persons other than officers, and to (ii) the Officer Options Committee in the context of the Plan's administration in respect of officers.

     Subject to the express provisions of the Plan, the Plan Committee has the power in its discretion to select the eligible persons to whom options are to be granted and to determine the terms and conditions of each option granted. The Plan Committee also has authority to interpret the Plan, adopt and revise policies and procedures to administer the Plan and take such other actions as it considers necessary or appropriate for the Plan's administration.

     EXERCISE PRICE. The Plan Committee determines the exercise price of each option at the time of grant. The exercise price may not be less than 100% of the fair market value of the Company's Common Stock at the time of grant.

     The closing price of a share of the Company's Common Stock on the New York Stock Exchange on June 25, 1996 was $9.13.

     EXERCISABILITY. The Plan Committee determines at the time of grant the term of each option and the time or times at which the option will become exercisable. No option may have a term of more than 10 years. The Plan Committee may accelerate the exercisability of any option at any time prior to its expiration.

      An unexercisable option held by an employee will expire on the termination of his or her employment by the Company or a subsidiary. An exercisable option held by an employee will not expire on the termination of his or her employment but instead will expire on the earlier of (i) 90 days after termination or (ii) the expiration of the option's term, unless the employee's employment terminated as a result of his or her disability or death. In either of these cases, the option will expire on the earlier of (i) the first anniversary of the employee's termination or (ii) the expiration of the option's term. The Plan Committee may extend the expiration date of an exercisable option held by an employee or former employee to any date ending on or before the expiration of the option's term.

     EXERCISE OF OPTIONS. An exercisable option may be exercised by giving written notice to the Plan Committee (or its designee) stating the number of shares of the Company's Common Stock in respect of which the option is being exercised and tendering payment in full of the exercise price of those shares. If permitted by the Plan Committee (either in the applicable option agreement or at the time), payment of the exercise price may be made by any one or combination of the following methods: (i) delivering shares of the Company's Common Stock having a fair market value on the date of exercise equal to the exercise price; (ii) directing the Company to withhold, from the shares of the Company's Common Stock otherwise issuable upon the option's exercise, a number of shares having a fair market value on the date of exercise equal to the exercise price; (iii) surrendering exercisable options under the Plan having a fair market value on the date of exercise equal to the exercise price; or (iv) any other method of payment authorized by the Plan Committee.

     RELOAD OPTIONS. The Plan Committee may include in the option agreement for any option (the "original option") a provision entitling the holder to an additional option (a "reload option") if and to the extent that the holder exercises the original option and pays the exercise price by delivering shares of the Company's Common Stock that the holder previously acquired. The reload option (i) shall be for the same number of shares of the Company's Common Stock that the holder delivered in payment of the exercise price of the original option; (ii) have an exercise price equal to the fair market value of the Company's Common Stock on the date of exercise of the original option; and (iii) have the same expiration date as the original option. No reload option may be granted in respect of another reload option.

     SPECIAL LIMITATIONS ON ISOS. ISOs are subject to certain special limitations. No ISO may be granted to an employee who owns, at the time of grant, stock representing more than 10% of the total voting power of all classes of stock of the Company or any subsidiary unless (i) the exercise price of the ISO is at least 110% of the fair market value of the Company's Common Stock at the time of grant and (ii) the term of the ISO is not more than five years from the date of grant. In addition, the total fair market value of shares of the Company's Common Stock subject to ISOs which are exercisable for the first time in any given calendar year by an employee may not exceed $100,000 (measured by the value of the shares as of date of grant of each ISO).

     TRANSFERABILITY. Options may not be transferred except by will or applicable intestacy laws.

     WITHHOLDING. Each employee or other person exercising an option must satisfy the Company's withholding tax obligation in respect of the exercise by payment to the Company of the amount required to be withheld. If permitted by the Plan Committee (either in the applicable option agreement or at the time), payment may be made by either one or both of the following methods: (i) delivering shares of the Company's Common Stock having a fair market value equal to the Company's withholding tax obligation; or (ii) directing the Company to withhold, from the shares of the Company's Common Stock otherwise issuable upon the option exercise, a number of shares having a fair market value equal to the Company's withholding tax obligation.

     AMENDMENT AND TERMINATION. The Company's Board of Directors may amend, suspend or terminate the Plan at any time. The Company's stockholders are required to approve any amendment that would: (i) materially increase the number of shares of the Company's Common Stock for which options can be granted under the Plan, (ii) materially increase the benefits under the Plan or (iii) materially change the Plan's eligibility requirements.

     FEDERAL INCOME TAX CONSEQUENCES. The grant of an ISO or NSO under the Plan does not result in any federal income tax consequences to the holder of the option or the Company.

     The exercise of an ISO does not result in any regular income tax to the holder of the option or any income tax consequences to the Company. The exercise of an ISO, however, may affect the holder's alternative minimum tax liability. Unless the shares acquired upon exercise of the ISO are disposed of in the same year, the holder's alternative minimum taxable income will be increased in an amount equal to the excess of the fair market on the date of exercise of the shares acquired over the exercise price of the ISO.

     The exercise of a NSO results in ordinary income to the holder in an amount equal to the excess of the fair market value on the date of exercise of the shares acquired over the exercise price of the NSO. The Company is entitled to an income tax deduction in the same amount as long as it withholds or collects the appropriate withholding tax.

     Gain on the sale of shares acquired upon exercise of an ISO is measured by the excess of the amount realized on the sale of the shares over the exercise price of the ISO. If the shares acquired upon exercise of an ISO are not sold within one year from the date of exercise or two years from the date of grant of the ISO, the holder's gain on the sale of the shares is treated as long-term capital gain. If the shares are sold within these periods, a portion of the holder's gain is treated as ordinary income and the balance, if any, is treated as short-term or long-term capital gain (depending upon whether the shares were held for more than one year). The portion treated as ordinary income is equal to the excess of the lesser of (i) the fair market value on the date of exercise of the shares sold or (ii) the amount realized on the sale of the shares, over the exercise price of the ISO.

The Company is entitled to an income tax deduction in the year of sale in an amount equal to the portion of the holder's gain treated as ordinary income.

     Gain on the sale of shares acquired upon exercise of a NSO is measured by the excess of the amount realized on the sale of the shares over the holder's adjusted basis in those shares. The holder's adjusted basis is the sum of the exercise price of the NSO and the ordinary income realized upon exercise of the NSO. The holder's gain on the sale of the shares is treated as long-term or short-term capital gain (depending upon whether the shares were held for more than one year).



                                    ITEM FOUR

                           APPROVAL OF APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

          The Board of Directors of the Company has appointed the firm of Arthur Andersen LLP as independent public accountants for the Company for the fiscal year ending March 31, 1997. Arthur Andersen LLP has served as the Company's independent public accountants since January 1981. The proxyholders named in the accompanying proxy will vote the shares represented by the proxy FOR approval of the appointment of Arthur Andersen LLP for the year ending March 31, 1997. If the appointment of Arthur Andersen LLP is not approved, the Board of Directors may reconsider the appointment.

          Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.



                     COMPLIANCE WITH REPORTING REQUIREMENTS

          Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers, and any persons holding more than ten percent of the Company's stock to report their initial ownership of the Company's stock and any subsequent changes in ownership to the Securities and Exchange Commission. Reports of changes in ownership generally are required to be filed by the tenth day of the month following the transaction.

          Based solely on its review of copies of such reports, the Company believes that during the fiscal year ended March 31, 1996, all filing requirements applicable to its directors and executive officers were satisfied. The Company is not aware of any beneficial owner of more than ten percent of the Company's common stock.


                                  OTHER MATTERS

          The Board of Directors has no knowledge of any other business to come before the Annual Meeting and does not intend to present any other matters. However, if any other business properly comes before the meeting or any adjournment of the meeting, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their best judgment.

          The cost of this solicitation of proxies will be borne by the Company. Some officers and regular employees of the Company may solicit proxies in person or by mail, telephone or telecopier, but will not receive any additional compensation for their services. The Company may also request brokerage firms, banks and other custodians, nominees and fiduciaries to forward soliciting material to the persons for whom they hold shares of the Company's Common Stock, and may reimburse their reasonable expenses in doing so.

                              STOCKHOLDER PROPOSALS

          Any stockholder of the Company who wishes to present a proposal to be considered at the 1997 Annual Meeting of the Stockholders, and who wishes to have the proposal included in the Company's proxy statement and form of proxy relating to that meeting, must deliver the proposal in writing to the Company at 10030 Barnes Canyon Road, San Diego, California 92121, no later than February 20, 1997.

                              For the Board of Directors,



                              Kenneth J. Widder, M.D.
                              Chairman of the Board

Dated:    July 3, 1996
          San Diego, California

PROXY                      MOLECULAR BIOSYSTEMS, INC.                      PROXY
                            10030 BARNES CANYON ROAD
                              SAN DIEGO, CA 92121
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Kenneth J. Widder, with the power to appoint his substitute, and hereby authorizes him to represent and vote as designated below all of the shares of Common Stock of Molecular Biosystems, Inc. held of record by the undersigned on June 25, 1996, at the 1996 Annual Meeting of Stockholders to be held on August 20, 1996, or any adjournments thereof.
                         ------------------------------

           Please mark your votes in connection with the following proposals:
1.         ELECTION OF DIRECTORS         / / FOR all nominees listed below          / / WITHHOLD AUTHORITY
                                           (except as marked to the contrary          to vote for all nominees listed
                                         below)                                       below

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A
                    LINE THROUGH THE NOMINEE'S NAME BELOW.)

           David W. Barry, Robert W. Brightfelt, Charles C. Edwards,
               Gordon C. Luce, David Rubinfien, Kenneth J. Widder

2.         To approve the proposal to amend the Certificate of Incorporation of the Company to increase the Company's authorized number of shares of Common Stock from 20,000,000 shares to 40,000,000 shares.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

3.         To approve the proposal to amend the Company's 1993 Stock Option Plan to increase the maximum number of shares for which the Company is authorized to grant options from 2,500,000 shares to 3,250,000 shares.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

4.         To approve the appointment of Arthur Andersen LLP as the independent public accountants of the Company for the fiscal year ending March 31, 1997.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

                                SEE REVERSE SIDE

    IN HIS DISCRETION, THE PROXY IS EACH AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR (PROPOSAL 1) AND FOR PROPOSALS 2 THROUGH 4, AND AS TO ANY OTHER ITEM OF BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED IN THE BEST JUDGMENT OF THE PROXIES.

    Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as an attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name, by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.
                                             DATED: ____________________________
                                             ___________________________________
                                                          Signature
                                             ___________________________________
                                                  Signature if held jointly

   PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.